SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant     ☐

Filed by a Party other than the Registrant     ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SilverBow Resources, Inc.

(Name of Registrant as Specified in Its Charter)

KEF Investments, LP

KEF Fund V Investments, LP

Kimmeridge Energy Management Company, LLC

Benjamin Dell

Alexander Inkster

Neda Jafar

Denis Laloy

Noam Lockshin

Henry Makansi

Neil McMahon

Douglas E. Brooks

Carrie M. Fox

Katherine L. Minyard

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 16, 2024, Kimmeridge Energy Management Company, LLC issued a press release (the “Press Release”). A copy of the Press Release is set forth as Exhibit 1.

Exhibit 1

Kimmeridge Withdraws Proposal to Combine SilverBow with Kimmeridge Texas Gas

SilverBow has refused to enter into good faith negotiations or undertake substantive due diligence to assess the best path forward for unlocking value on behalf of all shareholders – necessitating the need for fresh perspectives in the Boardroom

Kimmeridge to focus on electing three highly-qualified, independent nominees to SilverBow’s Nine-Person Staggered Board at 2024 Annual Meeting

NEW YORK and DENVER, April 16, 2024 – Kimmeridge, an alternative asset manager focused on the energy sector and the largest shareholder of SilverBow Resources (“SilverBow” or the “Company”) holding 12.9% of outstanding shares, today issued the following statement:

On February 21, 2024, Kimmeridge met with SilverBow’s Board of Directors (the “Board”) and proposed eight different potential strategic transactions the Company could pursue to establish a foundation for long-term value creation in light of continued underperformance. At the Board’s invitation, on March 13, 2024, Kimmeridge delivered a financed, premium proposal to combine Kimmeridge Texas Gas (“KTG”) and SilverBow with an associated $500 million equity investment (the “Proposal”).

The combination would have created a preeminent pure-play Eagle Ford shale operator with an estimated enterprise value of approximately $3.6 billion. The accretive transaction offered SilverBow shareholders a unique opportunity to participate in the compelling upside of a larger and more resilient company that would have been uniquely positioned to drive growth and lead the next phase of consolidation in the Eagle Ford.

Since then, Kimmeridge has published comprehensive financial and operational data on KTG, pre-populated a data room, and made itself available for good faith discussions towards a potential combination. The Board has done the opposite – rejected the Proposal via its proxy solicitation materials and then claimed the need for more information. SilverBow has not taken the steps that any reasonable counterparty would – they haven’t even asked for access to our data room. Likewise, the Company has not suggested any counterproposals or alternative structures that it would prefer.

Kimmeridge most recently asked the Board to provide a clear view of the Company’s relative value and the terms under which they would be willing to transact. Based on public statements made by the Company, the Board has such valuation information on hand, yet the Company has not responded. It appears that SilverBow is not willing to seriously engage in any discussions of mergers in which it would be the smaller party. Instead, the Board and management team are focused on maintaining their positions and compensation.

Given SilverBow’s lack of engagement, Kimmeridge sees no pathway towards a transaction by the April 26, 2024 deadline that we had put forward more than a month ago. As a result, we are withdrawing the Proposal and will be focused on providing solutions for SilverBow’s broken governance. The only way SilverBow will maximize value for all shareholders and reach its long-term potential is by introducing new, independent, and experienced perspectives to the Board.

The nominees we have put forward are committed to conducting a thorough and unbiased evaluation of all potential paths to value creation – and are bound by none of them, including our prior Proposal. Their only fiduciary duty is to advance the best interests of all SilverBow shareholders.

Exhibit 1

In the weeks ahead, we look forward to engaging with fellow shareholders, who face an important choice at the upcoming 2024 Annual Meeting.

Additional information

Additional information regarding Kimmeridge’s definitive proxy statement can be found at www.Kimmeridge.com./sbow/.

About Kimmeridge

Founded in 2012 by Ben Dell, Dr. Neil McMahon and Henry Makansi, Kimmeridge is an alternative asset manager focused on the energy sector. The firm is differentiated by its direct investment approach, deep technical knowledge, active portfolio management, proven sustainability track record and proprietary research and data gathering.

Media

Daniel Yunger / Anntal Silver / Emma Cloyd

Kekst CNC
Kekst-KTG@kekstcnc.com

Investors

John Ferguson

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

(212) 257-1311

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward-looking statements”. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if Kimmeridge underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Kimmeridge that the future plans, estimates or expectations contemplated will ever be achieved.

Exhibit 1

Important Information

Kimmeridge Energy Management Company, LLC, KEF Investments, LP, KEF Fund V Investments, LP, Benjamin Dell, Alexander Inkster, Neda Jafar, Denis Laloy, Noam Lockshin, Henry Makansi, Neil McMahon, Douglas E. Brooks, Carrie M. Fox and Katherine L. Minyard (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GOLD proxy card (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with the 2024 annual meeting of shareholders of SilverBow Resources, Inc. (the “Company”). Shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies with respect to the Company by the Participants because they contain important information, including additional information related to the Participants and a description of their direct or indirect interests by security holdings or otherwise. Such materials will be made available at no charge on the SEC’s website, https://www.sec.gov.